Exhibit 99.1

                       Text of Marketing Update Sheet

April 2004

Bravo! Foods International Corp. is re-launching its single serve line of Slammers(R) 100% milk and milkshakes in May of this year. Having proven the appetite for great tasting fortified flavored milk in North America over the last three years, we are now broadening our demographic reach by developing four new Slammers(R) brands, with distinctly separate demographic profiles, yet having the same convenient, good for you and great tasting product profile.

The launch our first shelf stable line of Marvel / Slammers(R) Ultimate milkshakes will take place in up to 5,300 7 Elevens stores, in May. This marks the first time shelf stable milk has been distributed and sold to convenience stores in the USA on a national basis in a re-sealable bottle.

We are busily converting the roughly 10,000 grocery stores that were carrying our Looney Tunes / Slammers(R) over to the new Marvel / Slammers(R) Ultimate shakes. We have a Slammers(R) team of 16 brokers and 3 full time Bravo! professionals covering the country introducing our products to distributors and retail grocery buyers. To date, we have indications of interest and/or authorization from 7-Eleven, A&P, Pathmark, Bruno's, Bi-Lo, Safeway, Food Lion, HEB, Albertson's, Target, Wal-Mart Super-centers, Ralph's, and Shaw's, just to name some recognizable grocery chains.

Also, we have now begun to open the retail "Ma and Pa" or bodega "up and down the street" channels in cities such as New York, Philadelphia, Los Angeles, Detroit and Chicago. This channel is a huge "immediate consumption" channel in which we have never before had distribution. The new 16 oz bottle, with 180 days shelf stable expiration code, is a significant advantage for us in this area.

Marvel has 8 movies being released in the next 24 months. The next movie to be released is Spider Man 2, which comes to theaters on June 30. Spider Man 1 was the largest grossing movie of all time and Spider Man 2 is expected to be a huge success as well. Marvel announced that Spider Man 3 is being developed now for release in 2006, so our Marvel / Slammers(R) brand will have continued support. In June, Bravo! is placing a full page ad in all Marvel comics, which has a distribution of 15.5 million readers. This exposure, plus the movie, should be a great push for our new line.

Along with the Marvel / Slammers(R) line, Bravo! also has developed a line for late teens and older, called Pro-Slammers(TM). This line is in the same 16 oz. bottle, but is a protein fortified shake with double the protein naturally found in milk. Pro-Slammers(TM) will provide 16 grams of protein per 8 oz serving or 32 grams per bottle. This will certainly classify it as a protein beverage, but Pro-Slammers(TM) will taste like a decadent milk shake. We have reduced the sugar by 25% in the Marvel line and will do so with the Pro-Slammers(TM) line as well by using the sugar based artificial sweetener Splenda(R). We have sponsored three Professional Extreme Sports stars for these products and will feature action pictures of the athletes on each bottle. This "milk with an attitude" will appeal to high schoolers and older.

The third brand we are launching is MoonPie / Slammers(R). Using the brand awareness and appeal of the MoonPie graham cracker, marshmallow and chocolate snack cake and developing flavor profiles to match MoonPie's flavor, we have developed a unique reduced fat, fortified and


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great tasting new line. Stores all over the country sell Chattanooga
Bakery's MoonPie snack cakes, and we intend to cross promote and market our MoonPie / Slammers(R) to the same demographic and geographic regions, beginning June 2004.

The fourth Slammers(R) line that will launch in May of this year will be Slim Slammers(R). Slim Slammers(R), with its distinctive diet oriented packaging, is the only shelf stable no-sugar added milk in the industry today. This low fat (1%), vitamin and calcium fortified, 100% milk line has all the nutritional benefits of fortified milk plus 1/3 more calcium. Slim Slammers(R) are uniquely flavored in Chocolate Fudge and French Vanilla and have less than 1/2 the calories, carbohydrates, and sugar than regular flavored milk. Slim Slammers(R) has been developed to address concerns of adults regarding sugar and carbohydrate intake. While milk naturally has some sugar in the lactose, the 12 grams of carbohydrates in Slim-Slammers(R) are well within the range that a diabetic person can consume in one serving. Our Slim Slammers(R) products are endorsed by the National Diabetes Research Institute.

Bravo! Foods International Corp. is developing relationships with production partners worldwide and currently sells in the U.S., Mexico, Puerto Rico, Canada and the Middle East. Bravo! continues to explore strategic arrangements in other countries, as well, which we hope to announce during 2004.

Finally, childhood obesity and diabetes epidemics are raging in North America today and Bravo! is working aggressively with Vistar/VSA, the largest vend service company in the US today, to reach food service and vend operators through their 26 warehouses nationally. Schools have become a special focus for Bravo! due to their efforts to reduce consumption of "empty calorie" products in vending machines in public schools in America. The International Dairy Food Association of America (the "Got Milk" people) is kicking off a campaign in June to promote clinical findings that milk is a great way to lose weight. People who have not consumed enough "dairy calcium" and increase their milk consumption have experienced steady and significant weight loss due to important changes in their metabolism. To examine the results of these studies, go to www.healthyweightwithdairy.com.

Milk is mother nature's most perfect food and Bravo!'s Slammers(R) is the nation's only demographically profiled and distinctively developed brand of milk in the beverage industry. Visit www.bravobrands.com for additional information about Bravo! and our brands.

Bravo! Foods International
11300 US Highway #1, Suite #202
North Palm Beach, FL 33408
1-877-625-1411
www.BravoBrands.com


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